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                                                                    Exhibit 23.5

                                                      [PA CONSULTING LETTERHEAD]



November 8, 2000

PPL Montana, LLC
303 North Broadway
Suite 400
Billings, MT 59101

Ladies and Gentlemen:

On October 27, 2000, Hagler Bailly, Inc., the parent company of PHB Hagler Bailly, Inc., was acquired by PA Holdings Ltd. As a consequence of this transaction, PHB Hagler Bailly was renamed PA Consulting Services Inc.

PA Consulting Services Inc. consents to the use of its Independent Market Expert Report for the Northwest Power Markets Final Report dated May 23, 2000 (the "Report") in the Prospectus (including any amendments or supplements thereto) relating to the offering of 8.903% Pass Through Certificates due 2020 of PPL Montana, LLC ("PPL Montana") constituting part of the registration statement on Form S-4 of PPL Montana (the "Prospectus"). In addition, PA Consulting Services Inc. consents to the inclusion of the summary of the Report contained in the Prospectus.

PA Consulting Services Inc. also hereby consents to the reference to it as experts under the heading "Independent Consultants" in the Prospectus.

                                     PA Consulting Services Inc.




                                     By: /s/ Michael J. King
                                         ------------------------------------
                                     Name:  Michael J. King
                                            ---------------------------------
                                     Title: Partner, Wholesale Energy Markets
                                            ---------------------------------